UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 12, 2009

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosure.

On October 12, 2009, Pier 1 Imports, Inc. (the “Company”) issued a press release providing a business update on the Company’s third quarter.   A copy of this press release is attached hereto as Exhibit 99.1.

Item 8.01   Other Events.

On October 12, 2009, Pier 1 Imports (U.S.), Inc., a wholly owned subsidiary of Pier 1 Imports, Inc., entered into an agreement with CenterPoint Properties Trust to sell its distribution center in St. Charles, Illinois.  The purchase price for the property is approximately  $11 million.

CenterPoint Properties Trust has a 90-day review period during which it may terminate the agreement if it is not satisfied, in its sole and absolute discretion, (i) with the status of title to the property as reflected in the title commitment, the title documents, and/or the survey of the property; (ii) with the environmental condition of the property; or (iii) with the physical condition of the property after customary inspections.  Closing of the transaction is expected to occur within 15 days of expiration of the review period if all conditions to closing have been satisfied.  The closing may be postponed up to two times for up to 30 days each time at CenterPoint Properties Trust's discretion upon payment of a non-refundable extension fee to Pier 1 Imports (U.S.), Inc.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	October 12, 2009	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice
President and General Counsel, Secretary

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated October 12, 2009.